Exhibit 99.1

401 N Cattlemen Rd., Suite 200, Sarasota, FL

June 20, 2024

The Honorable Jim Jordan	The Honorable Patrick McHenry
Chairman	Chairman
Committee on the Judiciary	Committee on Financial Services
U.S. House of Representatives	U.S. House of Representatives
2138 Rayburn House Office Building	2129 Rayburn House Office Building
Washington, D.C. 20515	Washington, D.C. 20515

The Honorable Jason Smith	The Honorable James Comer
Chairman	Chairman
Committee on Ways and Means	Committee on Oversight and Reform
U.S. House of Representatives	U.S. House of Representatives
1139 Longworth House Office Building	2157 Rayburn House Office Building
Washington, D.C. 20515	Washington, D.C. 20515

Dear Chairmen Jordan, McHenry, Smith, and Comer,

Following up on my letters of April 23, May 1, May 15, and June 6, 2024, I write to highlight an additional source of information concerning the potential market manipulation of the stock of Trump Media & Technology Group Corp. (“TMTG”), which operates the Truth Social platform and has traded on the Nasdaq Stock Exchange under the ticker “DJT” since March 26, 2024.
As I previously explained, TMTG is investigating the serious anomalies surrounding DJT stock and its apparent connection to illegal “naked” short selling. From April 2, 2024, through June 4, 2024, DJT appeared continuously on the Nasdaq Reg SHO Threshold List (the “Threshold List”), a result of persistent failures to deliver (“FTDs”) in DJT stock. Recent data from the Securities and Exchange Commission for May 1-15 reveal a shockingly high amount of FTDs for DJT. Indeed, FTDs exceeded one million shares on seven of the ten trading days covered by the data, and on three of those days—May 2, May 3, and May 6—they exceeded two million shares.
Data made available to TMTG indicates that some options positions held by certain market participants may be contributing to the severity of these FTDs, as we have seen an ongoing, significant options open interest (OI). In the last week, total options OI rose to roughly 619,000 contracts, with puts almost one-and-a-half times (1.5x) calls.

As part of our efforts to provide transparency to our shareholders, we have noted the following Options Clearing Corporation (OCC) rules that provides OCC the authority to postpone settlement of any option on any type of underlying interest when OCC considers such action to be necessary in the public interest or to meet unusual conditions. Moreover, information published by OCC affirms the following:
OCC may impose special exercise settlement procedures. These special procedures, applicable only when an assigned call writer or an exercising put holder is unable to obtain the underlying security, may involve the suspension of the settlement obligations of the holder and writer and/or the fixing of cash settlement prices in lieu of delivery of the underlying security.
To assist your investigation, we recommend that you promptly seek information from OCC indicating whether and when any of the following occurred during the period when DJT appeared on the Threshold List:

●	DJT options were subject to postponed settlement or to special circumstance, cash in lieu settlement.
●	OCC, in connection with DJT, took action deemed necessary in the public interest or to meet unusual conditions;
●	OCC used its suspended settlement powers in DJT;
●	OCC instituted special circumstance cash in lieu of securities settlement in DJT during the period when DJT appeared on the Threshold List.

Moreover, we recommend that you seek information related to possible violations of SEC Rules 203 and 204 (“Regulation SHO”) involving options market makers who consistently and persistently fail to deliver DJT stock. In the past, the SEC and FINRA have sanctioned options market makers for failing to deliver securities in connection with trading that did not qualify as bona fide market making.1

Thank you for your prompt attention to this matter. We appreciate your efforts to assist us in protecting the interests of DJT’s shareholders.
Sincerely,

Devin Nunes
CEO, Trump Media & Technology Group

Cc:	The Honorable Vern Buchanan The Honorable Greg Steube Options Clearing Corporation

1 Relevant securities cases have involved Arenstein, Hazan, Wolfson, OptionsXpress, and Keystone.  Additional information about such cases is available on request.